News Release

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U.S. BANCORP REPORTS RECORD QUARTERLY EARNINGS

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q02 vs	3Q02 vs	YTD	YTD	Percent
	2002	2002	2001	2Q02	3Q01	2002	2001	Change

Before merger and restructuring-related items and cumulative effect of change in accounting principles*:
Operating earnings	$906.2	$869.8	$149.7	4.2	nm	$2,617.6	$1,765.6	48.3
Earnings per common share (diluted)	0.47	0.45	0.08	4.4	nm	1.36	0.91	49.5

Return on average common equity(%)	20.8	21.2	3.5			21.0	14.7
Return on average assets (%)	2.08	2.06	0.35			2.06	1.43
Efficiency ratio (%)	49.4	46.8	49.5			47.5	49.2

Net income	860.3	823.1	38.7	4.5	nm	2,439.4	1,011.1	nm
Earnings per common share (diluted)	0.45	0.43	0.02	4.7	nm	1.27	0.52	nm

Dividends declared per common share	0.195	0.195	0.1875	—	4.0	0.585	0.5625	4.0
Book value per common share (period-end)	9.15	8.70	8.54	5.2	7.1
Net interest margin (%)	4.61	4.59	4.40			4.60	4.37

*	merger and restructuring-related items, net of taxes, totaled $(45.9) million in 3Q02; $(46.7) million in 2Q02, $(111.0) million in 3Q01, $(141.0) year-to-date 2002, and $(754.5) year-to-date 2001; cumulative effect of change in accounting principles totaled $(37.2) million in 1Q02 and year-to-date.

MINNEAPOLIS, October 15, 2002 — U.S. Bancorp (NYSE: USB) today reported operating earnings of $906.2 million for the third quarter of 2002, compared with $149.7 million for the third quarter of 2001. Operating earnings of $.47 per diluted share in the third quarter of 2002 were higher than the same period of 2001 by $.39. Return on average common equity and return on average assets, excluding merger and restructuring-related items, were 20.8 percent and 2.08 percent, respectively, in the third quarter of 2002, compared with returns of 3.5 percent and .35 percent in the third quarter of 2001.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

     Including after-tax merger and restructuring-related items of $(45.9) million in the third quarter of 2002 and $(111.0) million in the third quarter of 2001, the Company recorded net income for the third quarter of 2002 of $860.3 million, or $.45 per diluted share, compared with $38.7 million, or $.02 per diluted share, for the same period of 2001.

     The Company’s results for the third quarter of 2002 improved significantly over the same period of 2001, primarily due to credit-related actions taken in the third quarter of 2001 that included an incremental provision for credit losses of $1,025 million, and strong core revenue growth year-over-year given the current economic conditions. Notable items in the current quarter included gains on the sale of securities of $119.0 million, an increase of $59.2 million over the third quarter of 2001, offset by the recognition of $117.7 million of mortgage servicing rights (“MSR”) impairment, an increase of $93.0 million over the third quarter of 2001.

     U.S. Bancorp President and Chief Executive Officer Jerry A. Grundhofer said, “I am very proud of the results our Company achieved this quarter, as well as what we have been able to accomplish during the entire past twelve months. For the second straight quarter annualized linked quarter revenue achieved double-digit growth rates. Not only have we been able to grow revenue and net income in a challenging economic environment, we have now completed the major systems integration process that brought the customer relationship and services of the “old” U.S. Bancorp and Firstar Corporation together onto a single set of systems and operating platforms. Core revenue grew by 7.4 percent in the third quarter of 2002 over the third quarter of 2001 and 11.0 percent on an annualized basis over the second quarter of 2002. We achieved this growth despite weak capital markets activity and loan demand, and while many of our employees were dedicated to our integration efforts. Simultaneously, we have improved and enhanced our customer service across our combined 24-state footprint. We have now laid the groundwork. I am

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

very excited about the future of our newly integrated company and our ability to grow and prosper for the benefit of our customers, communities and shareholders, as we bring the full force of our employees, products, services and Five Star Service Guarantee to the markets in which we do business.

     On a very sad note, our Company was struck by tragedy on September 26th, as a robbery at the U.S. Bank branch in Norfolk, Nebraska resulted in the deaths of four U.S. Bank employees and one customer. Our deepest sympathies and condolences go out to the families and friends of the victims and the community of Norfolk. We have permanently closed the branch location where this senseless tragedy occurred.”

     Total net revenue on a taxable-equivalent basis for the third quarter of 2002 grew by $371.3 million (12.7 percent) over the third quarter of 2001, despite the impact of portfolio sales in late 2001 and adverse capital markets. This growth was primarily due to improvement in the net interest income, mortgage banking activities, gains on the sale of securities, core banking growth, and acquisitions. Excluding the impact of acquisitions and securities gains, revenue growth was 7.4 percent relative to the third quarter of 2001.

     Total noninterest expense, before merger and restructuring-related items, increased over the third quarter of 2001 by $151.2 million (10.7 percent), primarily reflecting the impact of MSR impairment, acquisitions, and core banking growth, partially offset by the impact of adopting new accounting standards related to business combinations and the amortization of intangibles.

     Provision for credit losses, before merger and restructuring-related items, for the third quarter of 2002 decreased by $945.0 million from the third quarter of 2001, primarily reflecting actions taken in the third quarter of 2001. The Company’s results in the third quarter of 2001 included an

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

incremental provision for credit losses of $1,025 million reflecting management’s expectation at the time of a prolonged economic slowdown and recovery.

     Net charge-offs in the third quarter of 2002 were $329.0 million, compared with the second quarter of 2002 net charge-offs of $330.5 million and third quarter of 2001 net charge-offs of $563.3 million. Net charge-offs in the third quarter of 2002 reflected continuing weakness in the communications, transportation and manufacturing sectors, as well as the impact of the economy on highly leveraged enterprise value financings. Higher net charge-offs in the third quarter of 2001 included $313.2 million of charge-offs related to specific credit initiatives taken in response to events of a year ago and the expected impact to certain industries. Nonperforming assets increased from $1,147.7 million at June 30, 2002, to $1,344.4 million at September 30, 2002, principally due to the Company’s exposure to certain communications, cable, manufacturing, and highly leveraged enterprise value financings. The ratio of allowance for credit losses to nonperforming loans was 204 percent at September 30, 2002, compared with 241 percent at June 30, 2002, and 243 percent at September 30, 2001.

     During the first quarter of 2002, the Company fully adopted new accounting standards with respect to accounting for business combinations (SFAS 141) and goodwill and other intangible assets (SFAS 142). Accordingly goodwill is no longer amortized as an expense and the Company reclassified certain intangibles and reassessed the impact of the standard on amortization methods and estimated lives of other intangibles. Additionally, the Company recognized an after-tax goodwill impairment charge of $37.2 million in the first quarter of 2002, primarily related to the purchase of a transportation leasing company in 1998 by the equipment leasing business. This charge was recognized as a “cumulative effect of change in accounting principles” in the income statement.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

     On July 22, 2002, the Company announced that it had entered into an agreement to purchase 57 branches in California from Bay View Bank, a wholly-owned subsidiary of Bay View Capital Corporation (NYSE:BVC), in a cash transaction. The acquisition includes approximately $3 billion in retail and small business deposits and $376 million in selected loans. The transaction is expected to close in the fourth quarter of 2002.

     On August 13, 2002, the Company announced that it had entered into an agreement to acquire the corporate trust business of State Street Bank and Trust Company. As a result of this transaction, U.S. Bank’s corporate trust division will acquire approximately 20,000 new client issuances, 365,000 bondholders and $689 billion in assets under administration with deposits of $2.6 billion. The transaction is subject to certain regulatory approvals and is expected to close in the fourth quarter of 2002.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

INCOME STATEMENT HIGHLIGHTS	Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	3Q	2Q	3Q	3Q02 VS	3Q02 VS	YTD	YTD	Percent
	2002	2002	2001	2Q02	3Q01	2002	2001	Change

Net interest income	$1,741.1	$1,689.8	$1,609.7	3.0	8.2	$5,101.3	$4,748.8	7.4
Noninterest income*	1,558.3	1,437.3	1,318.4	8.4	18.2	4,322.5	4,004.7	7.9

Total net revenue	3,299.4	3,127.1	2,928.1	5.5	12.7	9,423.8	8,753.5	7.7
Noninterest expense*	1,569.9	1,448.8	1,418.7	8.4	10.7	4,381.3	4,154.9	5.4

Operating income before merger and restructuring- related items and cumulative effect of change in accounting principles	1,729.5	1,678.3	1,509.4	3.1	14.6	5,042.5	4,598.6	9.7
Provision for credit losses*	330.0	335.0	1,275.0	(1.5)	(74.1)	1,000.0	1,880.8	(46.8)

Income before taxes, merger and restructuring-related items and cumulative effect of change in accounting principles	1,399.5	1,343.3	234.4	4.2	nm	4,042.5	2,717.8	48.7
Taxable-equivalent adjustment	9.3	9.0	10.7	3.3	(13.1)	27.4	46.0	(40.4)
Income taxes*	484.0	464.5	74.0	4.2	nm	1,397.5	906.2	54.2

Income before merger and restructuring-related items and cumulative effect of change in accounting principles	906.2	869.8	149.7	4.2	nm	2,617.6	1,765.6	48.3
Merger and restructuring-related items (after-tax)	(45.9)	(46.7)	(111.0)	(1.7)	nm	(141.0)	(754.5)	nm
Cumulative effect of change in accounting principles (after-tax)	—	—	—	nm	nm	(37.2)	—	nm

Net income	$860.3	$823.1	$38.7	4.5	nm	$2,439.4	$1,011.1	nm

Per diluted common share:
Earnings, before merger and restructuring- related items and cumulative effect of change in accounting principles	$0.47	$0.45	$0.08	4.4	nm	$1.36	$0.91	49.5

Net income	$0.45	$0.43	$0.02	4.7	nm	$1.27	$0.52	nm

*	before effect of merger and restructuring-related items and cumulative effect of change in accounting principles

Net Interest Income

     Third quarter net interest income on a taxable-equivalent basis was $1,741.1 million, compared with $1,609.7 million recorded in the third quarter of 2001. Average earning assets for the period increased over the third quarter of 2001 by $4.5 billion (3.1 percent), primarily driven by increases in the investment portfolio and retail loan growth, partially offset by transfers of high

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

credit quality, low margin commercial loans to Stellar Funding Group, Inc. (the “loan conduit”), and a decline in commercial and commercial real estate loans given the current economy. The net interest margin in the third quarter of 2002 was 4.61 percent, compared with 4.59 percent in the second quarter of 2002 and 4.40 percent in the third quarter of 2001. The improvement in the net interest margin in the third quarter of 2002 over the third quarter of 2001 reflected the funding benefits of the declining interest rate environment, a more favorable funding mix and improving spreads due to product repricing dynamics, a shift in mix toward retail loans, and loan conduit transfers, partially offset by lower yields on the investment portfolio. The improvement in net interest margin in the third quarter of 2002 over the second quarter of 2002 reflected higher loan fees, net free funds and interest recoveries, partially offset by higher investment security balances at lower spreads. The Company expects the net interest margin to decline modestly in the fourth quarter of 2002 primarily due to declining yields on the investment portfolio. Net interest income on a taxable-equivalent basis in the third quarter of 2002 was higher than the second quarter of 2002, primarily due to a $2.7 billion increase in average earning assets, driven by investment securities activities, growth in retail loans and day basis, the latter of which totaled $11.8 million, offset somewhat by a shift in funding mix toward longer-term fixed-rate funding sources. Based on interest rate sensitivity analysis, the interest rate position of the Company was relatively neutral at September 30, 2002. An immediate upward movement in rates of 50 basis points is expected to increase net interest income by less than $15.0 million over a 12-month period. An immediate downward movement in rates of 50 basis points is expected to reduce net interest income by less than $15.0 million over a 12-month period. These estimates are based on the Company’s balance sheet at September 30, 2002, and reflect current expectations regarding future changes in the balance sheet.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

NET INTEREST INCOME	Table 3

(Taxable-equivalent basis; $ in millions)
				Change	Change
	3Q	2Q	3Q	3Q02 vs	3Q02 vs	YTD	YTD
	2002	2002	2001	2Q02	3Q01	2002	2001	Change

Components of net interest income
Income on earning assets	$2,429.3	$2,384.6	$2,719.0	$44.7	$(289.7)	$7,185.6	$8,579.1	$(1,393.5)
Expenses on interest-bearing liabilities	688.2	694.8	1,109.3	(6.6)	(421.1)	2,084.3	3,830.3	(1,746.0)

Net interest income	$1,741.1	$1,689.8	$1,609.7	$51.3	$131.4	$5,101.3	$4,748.8	$352.5

Average yields and rates paid
Earning assets yield	6.43%	6.47%	7.42%	(0.04)%	(0.99)%	6.49%	7.90%	(1.41)%
Rate paid on interest-bearing liabilities	2.26	2.32	3.67	(0.06)	(1.41)	2.33	4.28	(1.95)

Gross interest margin	4.17%	4.15%	3.75%	0.02%	0.42%	4.16%	3.62%	0.54%

Net interest margin	4.61%	4.59%	4.40%	0.02%	0.21%	4.60%	4.37%	0.23%

Average balances
Investment securities	$30,219	$28,016	$22,951	$2,203	$7,268	$28,300	$20,712	$7,588
Loans	114,664	114,017	117,414	647	(2,750)	114,135	119,535	(5,400)
Earning assets	150,336	147,641	145,828	2,695	4,508	147,992	145,001	2,991
Interest-bearing liabilities	120,758	119,851	119,933	907	825	119,671	119,626	45
Net free funds*	29,578	27,790	25,895	1,788	3,683	28,321	25,375	2,946

*	Represents noninterest-bearing deposits, allowance for credit losses, non-earning assets, other liabilities and equity

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

AVERAGE LOANS	Table 4

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q02 vs	3Q02 vs	YTD	YTD	Percent
	2002	2002	2001	2Q02	3Q01	2002	2001	Change

Commercial	$37,673	$38,826	$43,698	(3.0)	(13.8)	$38,707	$45,382	(14.7)
Lease financing	5,543	5,601	5,925	(1.0)	(6.4)	5,627	5,853	(3.9)

Total commercial	43,216	44,427	49,623	(2.7)	(12.9)	44,334	51,235	(13.5)

Commercial mortgages	19,312	18,783	18,918	2.8	2.1	18,928	19,070	(0.7)
Construction and development	6,506	6,446	7,140	0.9	(8.9)	6,485	7,217	(10.1)

Total commercial real estate	25,818	25,229	26,058	2.3	(0.9)	25,413	26,287	(3.3)

Residential mortgages	8,513	8,194	8,355	3.9	1.9	8,225	8,798	(6.5)

Credit card	5,604	5,627	5,712	(0.4)	(1.9)	5,623	5,658	(0.6)
Retail leasing	5,543	5,337	4,630	3.9	19.7	5,309	4,463	19.0
Home equity and second mortgages	13,605	13,144	11,541	3.5	17.9	13,091	11,618	12.7
Other retail	12,365	12,059	11,495	2.5	7.6	12,140	11,476	5.8

Total retail	37,117	36,167	33,378	2.6	11.2	36,163	33,215	8.9

Total loans	$114,664	$114,017	$117,414	0.6	(2.3)	$114,135	$119,535	(4.5)

     Average loans for the third quarter of 2002 were $2.8 billion (2.3 percent) lower than the third quarter of 2001. Approximately $634 million of the change in average loans year-over-year was due to the transfer of high credit quality, low margin commercial loans to the loan conduit. Strong growth in average retail loans of $3.7 billion (11.2 percent) in the third quarter of 2002 over the third quarter of 2001 was more than offset by an overall decline in commercial and commercial real estate loans of $6.6 billion (8.8 percent) over the same period.

     Average loans for the third quarter of 2002 were higher than the second quarter of 2002 by $647 million (.6 percent), reflecting growth in retail loans and residential mortgages, partially offset by a decline in total commercial and commercial real estate loans. Included in the change in the average of both commercial and commercial real estate loans outstanding in the third quarter of 2002 from the second quarter of 2002 and third quarter of 2001 was a reclassification of

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

approximately $775 million of commercial loans to the commercial real estate category in connection with conforming loan classifications at the time of system conversions. Prior quarters were not restated, as it was impractical to determine the extent of reclassification for all periods presented.

     Average investment securities for the third quarter of 2002 were $7.3 billion (31.7 percent) and $2.2 billion (7.9 percent) higher than the third quarter of 2001 and second quarter of 2002, respectively, reflecting the reinvestment of proceeds from loan sales and declines in commercial and commercial real estate loan balances. Investment securities at September 30, 2002, were $2.9 billion higher than at September 30, 2001, but $2.2 billion lower than at June 30, 2002. During the third quarter of 2002, the Company sold $4.6 billion of fixed-rate securities. A portion of the fixed-rate securities sold were replaced with floating-rate securities in conjunction with the Company’s interest rate risk management strategies.

AVERAGE DEPOSITS	Table 5

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q02 vs	3Q02 vs	YTD	YTD	Percent
	2002	2002	2001	2Q02	3Q01	2002	2001	Change

Noninterest-bearing deposits	$28,838	$27,267	$25,106	5.8	14.9	$27,872	$24,408	14.2
Interest-bearing deposits
Interest checking	15,534	15,318	13,842	1.4	12.2	15,336	13,805	11.1
Money market accounts	24,512	24,384	25,168	0.5	(2.6)	24,563	24,815	(1.0)
Savings accounts	4,969	4,957	4,587	0.2	8.3	4,901	4,539	8.0

Savings products	45,015	44,659	43,597	0.8	3.3	44,800	43,159	3.8
Time certificates of deposit less than $100,000	18,710	19,653	22,641	(4.8)	(17.4)	19,602	23,959	(18.2)
Time deposits greater than $100,000	12,349	10,871	13,887	13.6	(11.1)	10,865	14,137	(23.1)

Total interest-bearing deposits	76,074	75,183	80,125	1.2	(5.1)	75,267	81,255	(7.4)

Total deposits	$104,912	$102,450	$105,231	2.4	(0.3)	$103,139	$105,663	(2.4)

     Average noninterest-bearing deposits in the third quarter of 2002 were higher than the third quarter of 2001 by $3.7 billion (14.9 percent). Average interest-bearing deposits, however,

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

declined by $4.1 billion (5.1 percent) from the third quarter of 2001. Growth in average savings products (3.3 percent) year-over-year was more than offset by reductions in the average balances of higher cost time certificates (17.4 percent) and time deposits greater than $100,000 (11.1 percent). The decline in time certificates and time deposits greater than $100,000 reflected funding decisions toward more favorably priced wholesale funding sources given the rate environment.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

NONINTEREST INCOME	Table 6

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q02 vs	3Q02 vs	YTD	YTD	Percent
	2002	2002	2001	2Q02	3Q01	2002	2001	Change

Credit and debit card revenue	$132.8	$131.2	$116.8	1.2	13.7	$373.3	$344.6	8.3
Corporate payment products revenue	87.6	82.5	73.1	6.2	19.8	245.3	229.3	7.0
Merchant processing services	147.3	144.4	108.0	2.0	36.4	425.3	169.7	nm
ATM processing services	36.7	33.5	32.8	9.6	11.9	101.1	97.4	3.8
Trust and investment management fees	225.2	234.9	226.2	(4.1)	(0.4)	684.4	679.2	0.8
Deposit service charges	192.7	173.3	170.1	11.2	13.3	521.7	495.7	5.2
Cash management fees	105.8	104.3	89.7	1.4	17.9	314.3	251.4	25.0
Commercial products revenue	125.0	123.7	108.7	1.1	15.0	370.9	304.3	21.9
Mortgage banking revenue	111.8	78.0	60.3	43.3	85.4	241.8	165.5	46.1
Trading account profits and commissions	52.6	49.5	43.6	6.3	20.6	152.0	171.3	(11.3)
Investment products fees and commissions	105.0	107.4	108.0	(2.2)	(2.8)	323.5	347.9	(7.0)
Investment banking revenue	35.7	70.5	56.9	(49.4)	(37.3)	159.4	188.2	(15.3)
Securities gains, net	119.0	30.6	59.8	nm	99.0	193.7	307.1	(36.9)
Other	81.1	73.5	64.4	10.3	25.9	215.8	253.1	(14.7)

Subtotal	1,558.3	1,437.3	1,318.4	8.4	18.2	4,322.5	4,004.7	7.9
Merger and restructuring-related gains	—	—	—			—	62.2

Total noninterest income	$1,558.3	$1,437.3	$1,318.4			$4,322.5	$4,066.9

Noninterest Income

     Third quarter noninterest income was $1,558.3 million, an increase of $239.9 million (18.2 percent) from the same quarter of 2001, and a $121.0 million (8.4 percent) increase over the second quarter of 2002. The growth in noninterest income over the third quarter of 2001 was driven by growth in core banking product revenues of $90.6 million (7.5 percent), net securities gains and acquisitions, including NOVA Corporation (“NOVA”), Pacific Century Bank and The Leader Mortgage Company, LLC (“Leader”), which contributed approximately $54.1 million of the favorable variance. Credit and debit card revenue, corporate payment products revenue and ATM processing services revenue in the Payment Services line of business were higher in the third quarter of 2002 than the third quarter of 2001 by $34.4 (15.4 percent), primarily reflecting growth

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

in sales and card usage. Merchant processing services grew by $39.3 million year-over-year due to the acquisition of NOVA in July of 2001. Deposit service charges increased by $22.6 million (13.3 percent), primarily due to fee enhancements and new accounts within the Consumer Banking line of business. Cash management fees and commercial products revenue grew by $16.1 million (17.9 percent) and $16.3 million (15.0 percent), respectively, in the third quarter of 2002 over the same period of 2001, with the majority of the variance attributed to the Wholesale Banking line of business. The increase in cash management fees and commercial products revenue over the third quarter of 2002 was driven by growth in core business, fees related to loan conduit activities and product enhancements. In addition to the impact of Leader, mortgage banking revenue in the Consumer Banking line of business increased in the third quarter of 2002 compared with the third quarter of 2001, due to mortgage originations and sales and loan servicing revenue. Offsetting these favorable variances was a decline in capital markets-related revenue of $15.2 million (7.3 percent) principally in the Capital Markets line of business, reflecting softness in the equity capital markets. Somewhat offsetting the reduction in investment products fees and commissions within the Capital Markets group, was an increase in investment products fees and commissions of $6.3 million year-over-year within the Consumer Banking line of business, reflecting the expansion of investment product sales programs throughout the branch network. Other fee income was higher in the third quarter of 2002 over the same quarter of 2001 by $16.7 million (25.9 percent) primarily due to a $30.0 million impairment of retail leasing residuals posted in the third quarter of 2001.

     Noninterest income increased in the third quarter of 2002 by $121.0 million (8.4 percent) over the second quarter of 2002. Gains of the sale of securities contributed $88.4 million of the variance. The Company experienced growth in the third quarter of 2002 over the second quarter of 2002 in credit and debit card revenue (1.2 percent), as well as corporate payment products revenue (6.2 percent) and merchant processing services (2.0 percent) within the Payment Services line of business, driven by higher sales/charge volumes. Deposit service charges increased 11.2 percent relative to the second quarter of 2002. The growth in deposit service charges was primarily due to seasonality, new accounts and revenue enhancement initiatives within the Consumer Banking line

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

of business. The Consumer Banking group’s mortgage banking revenue increased in the third quarter of 2002 over the second quarter of 2002 due to higher mortgage originations and sales and loan servicing, partially offset by a reduction in the gain of sale of servicing rights. Cash management and commercial products revenue improved by $2.8 million (1.2 percent) from the second quarter of 2002 to the third quarter of 2002. Total capital markets-related revenues, primarily in the Capital Markets line of business, declined $34.1 million (15.0 percent) from the second quarter of 2002. Trust and investment management fees were lower in the third quarter of 2002 than the second quarter of 2002 by $9.7 million (4.1 percent), primarily due to seasonally higher tax preparation fees in the second quarter and the impact of declining valuations of assets under management.

NONINTEREST EXPENSE	Table 7

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q02 vs	3Q02 vs	YTD	YTD	Percent
	2002	2002	2001	2Q02	3Q01	2002	2001	Change

Salaries	$606.0	$607.6	$580.3	(0.3)	4.4	$1,801.9	$1,741.3	3.5
Employee benefits	93.8	91.1	85.4	3.0	9.8	281.3	284.2	(1.0)
Net occupancy	103.2	101.8	102.5	1.4	0.7	305.1	314.0	(2.8)
Furniture and equipment	75.7	77.0	74.9	(1.7)	1.1	229.6	226.7	1.3
Capitalized software	36.8	37.7	33.9	(2.4)	8.6	112.9	97.2	16.2
Communication	46.6	44.1	49.4	5.7	(5.7)	136.4	138.4	(1.4)
Postage	44.3	44.4	44.7	(0.2)	(0.9)	135.3	135.4	(0.1)
Goodwill	—	—	62.3	nm	nm	—	188.7	nm
Other intangible assets	211.4	104.7	84.8	nm	nm	396.3	185.4	nm
Other	352.1	340.4	300.5	3.4	17.2	982.5	843.6	16.5

Subtotal	1,569.9	1,448.8	1,418.7	8.4	10.7	4,381.3	4,154.9	5.4

Merger and restructuring-related charges	70.4	71.6	148.8			216.2	805.8

Total noninterest expense	$1,640.3	$1,520.4	$1,567.5			$4,597.5	$4,960.7

Noninterest Expense

     Third quarter noninterest expense, before merger and restructuring-related charges, totaled $1,569.9 million, an increase of $151.2 million (10.7 percent) over the third quarter of 2001. The

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

increase in expense year-over-year was primarily due to an increase in MSR impairment of $93.0 million and the impact of recent acquisitions, including NOVA, Pacific Century Bank and Leader, which accounted for approximately $60.2 million of the increase. In addition, the third quarter of 2002 included higher expenses due to core banking growth. Employee benefit expense in the third quarter of 2002 included an additional $10.0 million of pension expense related to a change in the 2002 expected long-term return on Company’s pension plan assets. The change in the expected long-term return reflects the adverse trend in the capital markets since mid-2000. Offsetting these increases in expense were the Company’s on-going integration activities and the impact of adopting new accounting standards related to business combinations and the amortization of intangibles.

     Noninterest expense in the third quarter of 2002, before merger and restructuring-related charges, was higher than the second quarter of 2002 by $121.1 million (8.4 percent). The unfavorable variance was primarily due to an increase in MSR impairment of $103.4 million over the second quarter of 2002. The remaining increase of $17.7 million (1.2 percent) was due to the impact of higher pension costs and core expenses to support revenue growth.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

SIGNIFICANT ITEMS — MERGER AND RESTRUCTURING	Table 8

($ in millions)		Timing

	Current	Actual	Estimated	Actual	Actual	Actual
Summary of Charges	Estimate	2001	2002	1Q02	2Q02	3Q02

Firstar/U.S. Bancorp Severance and employee-related	$269.3	$268.2	$1.1	$(6.7)	$2.2	$1.0
Systems conversions and integration	402.4	208.1	194.3	57.6	64.9	33.0
Asset write-downs and lease terminations	240.1	130.4	109.7	14.8	17.4	32.9
Charitable foundation	76.0	76.0	—	—	—	—
Balance sheet restructurings	418.8	457.6	(38.8)	(3.8)	(24.9)	(10.1)
Branch sale gain	(62.2)	(62.2)	—	—	—	—
Branch consolidations	20.0	20.0	—	—	—	—
Other merger-related items	73.9	69.1	4.8	2.5	0.9	1.4

Total Firstar/U.S. Bancorp	1,438.3	1,167.2	271.1	64.4	60.5	58.2

NOVA	70.3	1.6	43.3	5.4	8.6	7.7
Other acquisitions, net*	48.7	4.8	20.2	4.4	2.5	4.5

Total on-going merger and restructuring	1,557.3	1,173.6	334.6	74.2	71.6	70.4

Completed acquisitions and restructurings	92.8	92.8	—	—	—	—

Total merger and restructuring	$1,650.1	$1,266.4	$334.6	$74.2	$71.6	$70.4

*	includes estimated amounts for recently announced acquisitions

     Earnings in the third quarter of 2002 included pre-tax net merger and restructuring-related items of $70.4 million. The total merger and restructuring-related items included $58.2 million of net expense associated with the Firstar/U.S. Bancorp merger. These merger and restructuring-related items were primarily related to systems conversions and integration and asset write-downs and lease terminations. Offsetting a portion of these costs were gains from the liquidation of U.S. Bancorp Libra’s investment portfolio. The Company exited this business in 2001 and the liquidation efforts are substantively complete. The remaining merger and restructuring-related expense associated with the Firstar/U.S. Bancorp merger, currently estimated to be $88.0 million, will be expensed in the fourth quarter of 2002, as the final stage of the integration process is completed.

     In addition to the Firstar/U.S. Bancorp merger integration, the Company recorded $12.2 million of expense in the third quarter of 2002 for NOVA and other smaller acquisitions. In connection with the recently announced acquisitions of Bay View Bank and the corporate trust

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

business of State Street Bank and Trust Company, the Company expects to have approximately $23.4 million of charges.

ALLOWANCE FOR CREDIT LOSSES	Table 9

($ in millions)	3Q	2Q	1Q	4Q	3Q
	2002	2002	2002	2001	2001

Balance, beginning of period	$2,466.4	$2,461.5	$2,457.3	$2,458.0	$1,715.7

Net charge-offs
Commercial	124.0	110.6	120.5	65.4	307.2
Lease financing	23.4	35.2	32.1	7.1	78.2

Total commercial	147.4	145.8	152.6	72.5	385.4
Commercial mortgages	3.5	6.0	8.8	5.2	6.9
Construction and development	6.0	0.4	1.9	5.1	3.4

Total commercial real estate	9.5	6.4	10.7	10.3	10.3

Residential mortgages	5.9	3.9	2.7	2.5	3.6

Credit card	70.8	73.4	67.0	72.9	71.5
Retail leasing	9.4	8.3	10.5	9.4	7.1
Home equity and second mortgages	21.5	25.3	26.1	35.0	19.6
Other retail	64.5	67.4	65.4	63.2	65.8

Total retail	166.2	174.4	169.0	180.5	164.0

Total net charge-offs	329.0	330.5	335.0	265.8	563.3

Provision for credit losses
Operating basis	330.0	335.0	335.0	265.8	1,275.0
Merger-related	—	—	—	—	14.3

Total provision for credit losses	330.0	335.0	335.0	265.8	1,289.3
Losses from loan sales/transfers	—	—	—	—	(1.3)
Acquisitions and other changes	(6.9)	0.4	4.2	(0.7)	17.6

Balance, end of period	$2,460.5	$2,466.4	$2,461.5	$2,457.3	$2,458.0

Net charge-offs to average loans(%)	1.14	1.16	1.19	0.92	1.90

Allowance as a percentage of:
Period-end loans	2.12	2.15	2.15	2.15	2.15
Nonperforming loans	204	241	250	245	243
Nonperforming assets	183	215	222	219	217

Credit Quality

     The allowance for credit losses was $2,460.5 million at September 30, 2002, compared with the allowance for credit losses of $2,466.4 million at June 30, 2002. The ratio of allowance for

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

credit losses to nonperforming loans was 204 percent at September 30, 2002, compared with 241 percent at June 30, 2002. The ratio of allowance for credit losses to period-end loans was 2.12 percent at September 30, 2002, compared with 2.15 at June 30, 2002. Total net charge-offs in the third quarter of 2002 were $329.0 million, compared with the second quarter of 2002 net charge-offs of $330.5 million and the third quarter of 2001 net charge-offs of $563.3 million.

     Commercial and commercial real estate loan net charge-offs were $156.9 million for the third quarter of 2002, or .90 percent of average loans outstanding, compared with $152.2 million, or .88 percent of average loans outstanding, in the second quarter of 2002. Commercial and commercial real estate loan net charge-offs in the third quarter of 2001 were $395.7 million, or 2.07 percent of average loans outstanding. Included in the 2001 total were $313.2 million of commercial charge-offs related to specific credit initiatives taken by management in the third quarter of 2001.

     Retail loan net charge-offs of $166.2 million in the third quarter of 2002 were lower than the second quarter of 2002 by $8.2 million (4.7 percent) and $2.2 million (1.3 percent) higher than the third quarter of 2001. The decrease in retail loan net charge-offs in the third quarter of 2002 from the second quarter of 2002 was primarily due to seasonal reductions in net charge-offs of credit card and home equity and second mortgages. Retail loan net charge-offs as a percent of average loans outstanding were 1.78 percent in the third quarter of 2002, compared with 1.93 percent and 1.95 percent in the second quarter of 2002 and third quarter of 2001, respectively. The improvement principally reflects changes in the mix of the retail loan portfolio and ongoing collection efforts.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

CREDIT RATIOS	Table 10

	3Q	2Q	1Q	4Q	3Q
	2002	2002	2002	2001	2001

Net charge-offs ratios*
Commercial	1.31	1.14	1.23	0.64	2.79
Lease financing	1.67	2.52	2.27	0.48	5.24
Total commercial	1.35	1.32	1.36	0.62	3.08

Commercial mortgages	0.07	0.13	0.19	0.11	0.14
Construction and development	0.37	0.02	0.12	0.30	0.19
Total commercial real estate	0.15	0.10	0.17	0.16	0.16

Residential mortgages	0.27	0.19	0.14	0.13	0.17

Credit card	5.01	5.23	4.82	5.16	4.97
Retail leasing	0.67	0.62	0.84	0.77	0.61
Home equity and second mortgages	0.63	0.77	0.85	1.15	0.67
Other retail	2.07	2.24	2.21	2.15	2.27
Total retail	1.78	1.93	1.95	2.10	1.95

Total net charge-offs	1.14	1.16	1.19	0.92	1.90

Delinquent loan ratios - 90 days or more past due**
Commercial	2.24	1.79	1.70	1.71	1.76
Commercial real estate	0.82	0.85	0.70	0.68	0.88
Residential mortgages	1.62	1.64	1.65	1.79	1.62
Retail	0.70	0.74	0.89	1.03	0.92

*	annualized and calculated on average loan balances

**	ratios include nonperforming loans and are expressed as a percent of ending loan balances

     The level of net charge-offs in the third quarter of 2002 reflected current economic conditions and continued weakness in the communications, transportation and manufacturing sectors, as well as the impact of the economy on highly leveraged enterprise value financings. Assuming no further deterioration in the economy, net charge-offs are expected to remain at current levels until the economy gains strength.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

ASSET QUALITY					Table 11

($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2002	2002	2002	2001	2001

Nonperforming loans
Commercial	$745.2	$549.9	$529.9	$526.6	$580.8

Lease financing	170.6	202.0	203.2	180.8	136.6

Total commercial	915.8	751.9	733.1	707.4	717.4

Commercial mortgages	157.6	133.6	121.4	131.3	124.7

Construction and development	49.1	43.4	32.3	35.9	55.5

Commercial real estate	206.7	177.0	153.7	167.2	180.2

Residential mortgages	57.7	62.0	63.7	79.1	76.7

Retail	27.1	34.3	32.6	47.6	37.0

Total nonperforming loans	1,207.3	1,025.2	983.1	1,001.3	1,011.3

Other real estate	63.3	49.8	42.6	43.8	55.4

Other nonperforming assets	73.8	72.7	85.1	74.9	65.7

Total nonperforming assets*	$1,344.4	$1,147.7	$1,110.8	$1,120.0	$1,132.4

Accruing loans 90 days past due	$387.9	$392.6	$426.8	$462.9	$483.8

Nonperforming assets to loans plus ORE (%)	1.16	1.00	0.97	0.98	0.99

*	does not include accruing loans 90 days past due

         Nonperforming assets at September 30, 2002, totaled $1,344.4 million, compared with $1,147.7 million at June 30, 2002, and $1,132.4 million at September 30, 2001. The ratio of nonperforming assets to loans and other real estate was 1.16 percent at September 30, 2002, compared with 1.00 percent at June 30, 2002, and .99 percent at September 30, 2001, principally due to the Company’s exposure to certain communications, cable, manufacturing, and highly leveraged enterprise value financings. The Company continues to remain cautious regarding the economy. Nonperforming assets are expected to remain at elevated levels until the economy rebounds.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

CAPITAL POSITION					Table 12

($ in millions)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2002	2002	2002	2001	2001

Total shareholders’ equity	$17,518	$16,650	$15,892	$16,461	$16,817

Tier 1 capital	13,172	12,628	12,246	12,488	11,802

Total risk-based capital	20,420	19,937	19,722	19,148	18,687

Common equity to assets	10.1%	9.6%	9.6%	9.6%	10.0%

Tangible common equity to assets	6.1	5.7	5.8	5.7	5.9

Tier 1 capital ratio	8.1	7.9	7.7	7.7	7.2

Total risk-based capital ratio	12.6	12.5	12.4	11.7	11.5

Leverage ratio	7.9	7.8	7.6	7.7	7.4

         Total shareholder’s equity was $17.5 billion at September 30, 2002, compared with $16.8 billion at September 30, 2001. The increase was the result of corporate earnings, including merger and restructuring-related items and cumulative effect of change in accounting principles, offset by dividends, share buybacks and acquisitions.

         Tangible common equity to assets was 6.1 percent at September 30, 2002, compared with 5.7 percent at June 30, 2002, and 5.9 percent at September 30, 2001. The tier 1 capital ratio was 8.1 percent at September 30, 2002, compared with 7.9 percent at June 30, 2002, and 7.2 percent at September 30, 2001. The total risk-based capital ratio was 12.6 percent at September 30, 2002, compared with 12.5 percent at June 30, 2002, and 11.5 percent at September 30, 2001. The improvement in the total risk-based capital ratio from September 30, 2001, to September 30, 2002, primarily reflects the issuance of $1.0 billion of fixed-rate subordinated notes during the first quarter of 2002. The leverage ratio was 7.9 percent at September 30, 2002, compared with 7.8 percent at June 30, 2002, and 7.4 percent at September 30, 2001. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

COMMON SHARES					Table 13

(Millions)	3Q	2Q	1Q	4Q	3Q
	2002	2002	2002	2001	2001

Beginning shares outstanding	1,914.2	1,915.1	1,951.7	1,969.0	1,907.6

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	0.9	3.9	3.4	1.1	62.7

Shares repurchased	(0.4)	(4.8)	(40.0)	(18.4)	(1.3)

Ending shares outstanding	1,914.7	1,914.2	1,915.1	1,951.7	1,969.0

         On December 18, 2001, the board of directors of U.S. Bancorp approved an authorization to repurchase 100 million shares of outstanding common stock through 2003. During the third quarter of 2002, the Company repurchased 432 thousand shares of common stock related to this authorization. There are approximately 91.5 million shares remaining to be repurchased under this authorization.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

LINE OF BUSINESS FINANCIAL PERFORMANCE*									Table 14

($ in millions)
	Pre-Provision Contribution**			Percent Change
									3Q 2002
	3Q	2Q	3Q	3Q02 vs	3Q02 vs	YTD	YTD	Percent	Earnings
Business Line	2002	2002	2001	2Q02	3Q01	2002	2001	Change	Composition

Wholesale Banking	$602.7	$562.1	$576.2	7.2	4.6	$1,737.8	$1,763.8	(1.6)	35%

Consumer Banking	698.9	684.7	643.4	2.1	8.6	2,024.1	2,000.6	1.2	40

Private Client, Trust and Asset Management	176.0	187.2	181.5	(6.0)	(3.0)	543.8	540.0	0.7	10

Payment Services	423.6	371.5	345.7	14.0	22.5	1,128.6	947.5	19.1	25

Capital Markets	2.1	8.9	16.3	(76.4)	(87.1)	26.0	44.4	(41.4)	—

Treasury and Corporate Support	(173.8)	(136.1)	(253.7)	(27.7)	31.5	(417.8)	(697.7)	40.1	(10)

Consolidated Company	$1,729.5	$1,678.3	$1,509.4	3.1	14.6	$5,042.5	$4,598.6	9.7	100%

*	preliminary data

**	contribution before provision for credit losses, merger and restructuring-related items and cumulative effect of change in accounting principles and taxes

Lines of Business

         Within the Company, financial performance is measured by major lines of business which include: Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, Capital Markets, and Treasury and Corporate Support. Business line results are derived from the Company’s business unit profitability reporting systems. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. All results for 2002 and 2001 have been restated to present consistent methodologies for all business lines.

         Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking’s pre-provision contribution was $602.7 million in the third quarter of 2002, a 4.6 percent increase over the same period of 2001 and a 7.2 percent increase over the second quarter of 2002. The increase in Wholesale Banking’s third quarter 2002 pre-provision contribution over the third quarter of 2001 was the result of higher net revenue and lower noninterest expense. Total net revenue in the third quarter of 2002 was higher than the third quarter of 2001 by 3.0 percent, with an unfavorable

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

variance in net interest income (3.1 percent), more than offset by an increase in noninterest income (22.8 percent). The reduction in net interest income was primarily due to lower average loans outstanding (13.2 percent), partially offset by an increase in average deposits (26.0 percent) and higher spreads. The transfer of high credit quality, low margin commercial loans to the loan conduit contributed $664 million of the unfavorable variance in average loans outstanding year-over-year. Offsetting the decline in net interest income was an increase in noninterest income year-over-year, which was driven by cash management fees and commercial products revenue. Noninterest expense declined by 5.6 percent in the third quarter of 2002 over the third quarter of 2001, primarily due to asset write-downs taken in the third quarter of 2001. The increase in Wholesale Banking’s pre-provision contribution in the third quarter of 2002 over the second quarter of 2002 was the result of favorable variances in both net revenue (4.8 percent) and noninterest expense (7.6 percent).

         Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telesales, on-line services, direct mail and automated teller machines (“ATMs”). It encompasses community banking, metropolitan banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking’s pre-provision contribution was $698.9 million in the third quarter of 2002, an 8.6 percent increase over the same period of 2001 and a 2.1 percent increase over the second quarter of 2002. The increase in Consumer Banking’s third quarter 2002 pre-provision contribution over the third quarter of 2001 was the result of higher net revenue (15.1 percent), partially offset by an increase in noninterest expense (24.0 percent). Although net interest income modestly improved compared with the same period of 2001, noninterest income rose by 50.0 percent. The growth in noninterest income was primarily due to increases in mortgage banking revenue, gains on the sale of securities and deposit service charges. The Consumer Banking group also posted increases in cash management fees, investment products fees and commissions and other revenue. The increase in mortgage banking revenue can be attributed to the acquisition of Leader and higher mortgage originations and sales and loan servicing, partially offset by a reduction in the gain on the sale of servicing rights. The $66.5 million of gains on the sale of securities were taken during the third quarter of 2002 to offset a portion of the increase in MSR impairment of $93.0 million. Noninterest expense in the third quarter of 2002 was higher than the third quarter of 2001 (24.0 percent), primarily due to the

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

increase in MSR impairment and the impact of acquisitions. The improvement in Consumer Banking’s pre-provision contribution in the third quarter of 2002 over the second quarter of 2002 was the result of higher net revenue (11.3 percent), partially offset by an increase in noninterest expense (24.8 percent).

         Private Client, Trust and Asset Management provides mutual fund processing services, trust, private banking and financial advisory services through four businesses, including: the Private Client Group, Corporate Trust, Institutional Trust and Custody, and Mutual Fund Services, LLC. The business segment also offers investment management services to several client segments including mutual funds, institutional customers, and private asset management. Private Client, Trust and Asset Management’s pre-provision contribution was $176.0 million in the third quarter of 2002, a 3.0 percent decline from the same period of 2001 and a 6.0 percent decrease from the second quarter of 2002. The decrease in the business line’s pre-provision contribution in the third quarter of 2002 from the third quarter of 2001 was the result of unfavorable variances in both net revenue and noninterest expense. Net revenue in the third quarter of 2002 was lower than the third quarter of 2001 by $2.1 million (.7 percent), while noninterest expense was higher in the third quarter of 2002 than the same quarter of 2001 by $3.4 million (2.8 percent). The decrease in the business line’s pre-provision contribution in the third quarter of 2002 from the second quarter of 2002 was the result of lower net revenue (2.2 percent) and higher noninterest expense (3.9 percent).

         Payment Services includes consumer and business credit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, merchant processing, and debit cards. Payment Services’ pre-provision contribution was $423.6 million in the third quarter of 2002, a 22.5 percent increase over the same period of 2001 and a 14.0 percent increase over the second quarter of 2002. The increase in Payment Services’ pre-provision contribution in the third quarter of 2002 over the third quarter of 2001 was the result of higher net revenue (23.1 percent), partially offset by higher noninterest expense (24.2 percent). The growth in net revenue year-over-year was primarily due to the acquisition of NOVA, which contributed approximately $40.6 million to the growth in net revenue in the third quarter of 2002. In addition, credit and debit card revenue, corporate payment products revenue and ATM processing services increased in total by $34.4 million in the third quarter of 2002 over the same period of 2001. Noninterest expense grew by $38.5 million in the third quarter of 2002 over the third quarter of 2001, primarily due to the

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

acquisition of NOVA. The increase in Payment Services’ pre-provision contribution in the third quarter of 2002 over the second quarter of 2002 was the result of higher net revenue (8.6 percent) and a slight decrease in noninterest expense (1.3 percent).

         Capital Markets engages in equity and fixed income trading activities, offers investment banking and underwriting services for corporate and public sector customers and provides financial advisory services and securities, mutual funds, annuities and insurance products to consumers and regionally based businesses through a network of brokerage offices. Capital Markets’ pre-provision contribution was $2.1 million in the third quarter of 2002, an 87.1 percent decline from the third quarter of 2001 and a 76.4 percent decrease from the second quarter of 2002. The decrease in Capital Markets’ pre-provision contribution in the third quarter of 2002 from the third quarter of 2001 was the result of a decline in net revenue (14.3 percent), partially offset by a favorable variance in noninterest expense (7.6 percent). The unfavorable variance in net revenue in the third quarter of 2002 to the same period of 2001 was primarily due to lower trading, investment products fees and commissions and investment banking revenues. The decrease in Capital Markets’ pre-provision contribution in the third quarter of 2002 from the second quarter of 2002 was the result of lower net revenue (16.0 percent), partially offset by a decline in noninterest expense (13.1 percent).

         Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances, and the change in residual allocations associated with the provision for credit losses. It also includes business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Treasury and Corporate Support recorded a pre-provision loss of $173.8 million in the third quarter of 2002, compared with pre-provision losses of $253.7 million in the third quarter of 2001 and $136.1 million in the second quarter of 2002. The reduction in the pre-provision loss year-over-year was primarily the result of a $95.7 million increase in net revenue, slightly offset by an increase in noninterest expense of $15.8 million (4.1 percent). The increase in the business line’s pre-provision loss in the third quarter of 2002 over the second quarter of 2002 was the result unfavorable variances in net revenue (.5 percent) and noninterest expense (10.1 percent).

         Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER DAVID M. MOFFETT WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, October 15, 2002, AT 1: 00 p.m. (CDT). To access the conference call, please dial 800-223-9488 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-830-1956. For those unable to participate during the live call, a recording of the call will be available from 5:00 p.m. (CDT) on Tuesday, October 15, 2002 through 11:00 p.m. (CDT) on Tuesday, October 22, 2002. To access the recorded message dial 888-566-0194. If calling from outside the United States, please dial 402-351-0814.

         Minneapolis-based U.S. Bancorp (“USB”), with $174 billion in assets, is the 8th largest financial services holding company in the United States. The company operates 2,133 banking offices and 4,680 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, and trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports Third Quarter 2002 Results
October 15, 2002

Forward-Looking Statements

         This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future expenses and revenue, and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) the conditions of the securities markets could change, adversely affecting revenues from capital markets businesses, the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; and (viii) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

U.S. Bancorp
CONSOLIDATED STATEMENT OF INCOME

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,

(Unaudited)	2002	2001	2002	2001

Interest Income

Loans	$1,961.2	$2,275.5	$5,830.0	$7,353.3

Loans held for sale	37.3	53.9	113.1	96.4

Investment securities

Taxable	372.2	321.2	1,066.1	862.3

Non-taxable	10.9	15.9	35.8	74.9

Money market investments	3.3	6.3	8.8	22.6

Trading securities	9.7	11.2	27.3	41.2

Other interest income	25.4	24.3	77.1	82.4

Total interest income	2,420.0	2,708.3	7,158.2	8,533.1

Interest Expense

Deposits	370.3	670.0	1,141.6	2,336.7

Short-term borrowings	56.4	122.9	203.6	433.5

Long-term debt	208.0	276.7	579.0	957.4

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	53.5	39.7	160.1	102.7

Total interest expense	688.2	1,109.3	2,084.3	3,830.3

Net interest income	1,731.8	1,599.0	5,073.9	4,702.8

Provision for credit losses	330.0	1,289.3	1,000.0	2,263.0

Net interest income after provision for credit losses	1,401.8	309.7	4,073.9	2,439.8

Noninterest Income

Credit and debit card revenue	132.8	116.8	373.3	344.6

Corporate payment products revenue	87.6	73.1	245.3	229.3

Merchant processing services	147.3	108.0	425.3	169.7

ATM processing services	36.7	32.8	101.1	97.4

Trust and investment management fees	225.2	226.2	684.4	679.2

Deposit service charges	192.7	170.1	521.7	495.7

Cash management fees	105.8	89.7	314.3	251.4

Commercial products revenue	125.0	108.7	370.9	304.3

Mortgage banking revenue	111.8	60.3	241.8	165.5

Trading account profits and commissions	52.6	43.6	152.0	171.3

Investment products fees and commissions	105.0	108.0	323.5	347.9

Investment banking revenue	35.7	56.9	159.4	188.2

Securities gains, net	119.0	59.8	193.7	307.1

Merger and restructuring-related gains	—	—	—	62.2

Other	81.1	64.4	215.8	253.1

Total noninterest income	1,558.3	1,318.4	4,322.5	4,066.9

Noninterest Expense

Salaries	606.0	580.3	1,801.9	1,741.3

Employee benefits	93.8	85.4	281.3	284.2

Net occupancy	103.2	102.5	305.1	314.0

Furniture and equipment	75.7	74.9	229.6	226.7

Capitalized software	36.8	33.9	112.9	97.2

Communication	46.6	49.4	136.4	138.4

Postage	44.3	44.7	135.3	135.4

Goodwill	—	62.3	—	188.7

Other intangible assets	211.4	84.8	396.3	185.4

Merger and restructuring-related charges	70.4	148.8	216.2	805.8

Other	352.1	300.5	982.5	843.6

Total noninterest expense	1,640.3	1,567.5	4,597.5	4,960.7

Income before income taxes and cumulative effect of change in accounting principles	1,319.8	60.6	3,798.9	1,546.0

Applicable income taxes	459.5	21.9	1,322.3	534.9

Income before cumulative effect of change in accounting principles	860.3	38.7	2,476.6	1,011.1

Cumulative effect of change in accounting principles	—	—	(37.2)	—

Net income	$860.3	$38.7	$2,439.4	$1,011.1

Earnings Per Share

Income before cumulative effect of change in accounting principles	$.45	$.02	$1.29	$.53

Cumulative effect of change in accounting principles	—	—	(.02)	—

Net income	$.45	$.02	$1.27	$.53

Diluted Earnings Per Share

Income before cumulative effect of change in accounting principles	$.45	$.02	$1.29	$.52

Cumulative effect of change in accounting principles	—	—	(.02)	—

Net income	$.45	$.02	$1.27	$.52

Dividends declared per share	$.195	$.1875	$.585	$.5625

Average common shares	1,915.0	1,952.7	1,916.0	1,919.9

Average diluted common shares	1,923.3	1,965.4	1,926.7	1,932.9

U.S. Bancorp
CONSOLIDATED ENDING BALANCE SHEET

	September 30,	December 31,	September 30,
(Dollars in Millions)	2002	2001	2001

Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$8,705	$9,120	$7,570

Money market investments	485	625	763

Trading account securities	848	982	746

Investment securities

Held-to-maturity	257	299	279

Available-for-sale	28,237	26,309	25,349

Loans held for sale	2,575	2,820	2,407

Loans

Commercial	43,826	46,330	47,259

Commercial real estate	26,304	25,373	25,535

Residential mortgages	8,439	7,829	8,032

Retail	37,365	34,873	33,741

Total loans	115,934	114,405	114,567

Less allowance for credit losses	2,461	2,457	2,458

Net loans	113,473	111,948	112,109

Premises and equipment	1,706	1,741	1,773

Customers’ liability on acceptances	132	178	150

Goodwill	5,442	5,459	5,535

Other intangible assets	2,077	1,953	1,913

Other assets	10,069	9,956	9,236

Total assets	$174,006	$171,390	$167,830

Liabilities and Shareholders’ Equity

Deposits

Noninterest-bearing	$32,189	$31,212	$27,074

Interest-bearing	63,639	65,447	65,874

Time deposits greater than $100,000	11,598	8,560	10,857

Total deposits	107,426	105,219	103,805

Short-term borrowings	7,499	14,670	12,614

Long-term debt	31,685	25,716	26,881

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely the junior subordinated debentures of the parent company	2,975	2,826	2,115

Acceptances outstanding	132	178	150

Other liabilities	6,771	6,320	5,448

Total liabilities	156,488	154,929	151,013

Shareholders’ equity

Common stock	20	20	20

Capital surplus	4,870	4,906	4,918

Retained earnings	13,243	11,918	11,585

Treasury stock	(1,325)	(478)	(62)

Other comprehensive income	710	95	356

Total shareholders’ equity	17,518	16,461	16,817

Total liabilities and shareholders’ equity	$174,006	$171,390	$167,830